Exhibit 99.1

Contact:

Kristyn Hutzell

Avalon Investor Relations

(512) 514-6046

POWER-ONE APPOINTS NEW CHIEF FINANCIAL OFFICER

CAMARILLO, CA, July 31, 2008 — Power-One, Inc. (NASDAQ: PWER), a leading provider of power conversion and power management solutions, announced the appointment of Linda C. Heller as Senior Vice President, Finance, Treasurer and Chief Financial Officer, replacing Jeffrey J. Kyle, effective today.  Mr. Kyle has resigned from the company to pursue other opportunities.

“We are delighted to have an executive with Linda’s skills and depth joining Power-One,” said Richard Thompson, CEO.  “Linda’s broad experience in operations finance, including  divisional controllership, manufacturing and costing, and treasury with large multi-national manufacturers and public technology companies aligns well with the strategic initiatives we must execute to realize our operational and financial goals.  Her strong experience base and proven management capabilities will greatly strengthen our senior management team.”

Ms. Heller was most recently Vice President, Investor Relations at Applied Materials Inc.  Before joining Applied Materials, she was Vice President, Finance, at Amgen, where her last position was heading global operations finance.  Before joining Amgen, Ms. Heller held positions at Johnson & Johnson, Pharmacia, Silicon Graphics, and Salomon Brothers serving in finance, investor relations, marketing, and M&A roles.  Ms. Heller holds an M.S. in Management from the M.I.T Sloan School of Management and a B.A. from Rice University.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications.  Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas.  For information on Power-One and its products, please visit the Company’s Web site at www.power-one.com.

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